Exhibit 2.2 (G)

ESCROW AGREEMENT

PARTIES:

FORMER SHAREHOLDERS AND OPTION HOLDERS

OF SERVICE 1ST BANCORP (the “Former Stakeholders”)

CENTRAL VALLEY COMMUNITY BANK

a California corporation (“Parent Bank”)

7100 North Financial Drive, Suite 101

Fresno, CA  93720

                                                   (the “Escrow Agent”)

DATE:                , 2008

BACKGROUND

The Former Stakeholders are (i) former shareholders of Service 1st Bancorp (“Company”) who did not perfect their dissenters’ rights under Article 13 of the California Corporations Code in connection with the merger of Service 1st Bancorp with and into Central Valley Community Bancorp (“Parent”) contemplated by the Reorganization Agreement (as hereinafter defined) and (ii) directors, officers and employees of Company and Company Bank (as hereinafter defined) who held stock options of Company at the time of the Merger (as defined in the Reorganization Agreement).                    is the representative of the Former Stakeholders (including his successors, the “Former Stakeholder Representative”).

                Parent, Parent Bank, Company and Service 1st Bank, a California banking corporation (“Company Bank”) are parties to that certain Reorganization Agreement and Plan of Merger dated as of May 28, 2008 (the “Reorganization Agreement”) pursuant to which the sum of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) (including any interest or other earnings thereon, the “Escrowed Funds”) is to be delivered to Escrow Agent to provide a source of funds to secure the indemnity obligation of the Former Stakeholders under Section 4.10 of the Reorganization Agreement.  Pursuant to the Reorganization Agreement, the Escrowed Funds are to be delivered to Escrow Agent immediately upon the consummation of the Merger.

Capitalized terms not otherwise defined shall have the meaning ascribed thereto in the Reorganization Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Escrow Account.  Company and Parent shall deliver, or cause to be delivered, the Escrowed Funds to the Escrow Agent immediately upon the consummation of the Merger.  The Escrow Agent shall hold the Escrowed Funds in an account (the “Escrow Account”) pursuant to the provisions of this Escrow Agreement.

2.             Investment of Escrowed Funds.  Pending distribution of the Escrowed Funds in accordance with the terms and conditions of the Reorganization Agreement and this Escrow Agreement, all Escrowed Funds shall be invested and reinvested by the Escrow Agent in accordance with the instructions set forth on Exhibit A attached hereto and incorporated herein by this reference.

3.             Reservations of Escrowed Funds.  In the event that Parent or Parent Bank incurs any losses (including, without limitation, any reduction in the book value or principal and interest owing and any interest not recognized due to non-accrual status), liabilities, costs, expenses, judgments, assessments, penalties, damages, deficiencies, suits, actions, claims, proceedings, demands, and causes of action, including but not limited to reasonable attorney fees, court costs, and related expenses (collectively, the “Claims”) in connection that certain Loan Participation Agreement dated as of January 3, 2006, by and between First Bank, a Missouri corporation, and Company Bank (“Participation Agreement”), including, without limitation, any and all matters arising from, relating to or in connection with the Loan (as defined in the Participation Agreement), any and all actions or omissions in connection with the Participation Agreement or the Loan, and the Complaint entitled Regent Hotel, LLC v. First Bank et al. filed in Superior Court of California, Sacramento, Case Number 34-2008-00009879 (“Regent Litigation”)(collectively, the “Indemnification Matters”), Parent Bank shall provide prompt written notice thereof to the Former Stakeholder Representative (“Indemnification Notice”).  Whenever Parent Bank gives an Indemnification Notice to the Former Stakeholder Representative, it shall send a copy thereof to the Escrow Agent.  Promptly after receipt of an Indemnification Notice, the Escrow Agent shall reserve on its records an amount equal to Parent Bank’s best estimate (as set forth in the Indemnification Notice) of the amount of Claims related to the Indemnification Matters described in the Indemnification Notice (the “Reserved Funds”).  There is no limit on the number or timing of Indemnification Notices that may be delivered by Parent Bank.

4.             Distributions of Escrowed Funds.  The Escrow Agent shall distribute the Escrowed Funds in accordance with one or more of the following provisions, as applicable:

(a)           If the Former Stakeholder Representative objects to any Claim set forth in an Indemnification Notice, it shall notify the Escrow Agent and Parent Bank in writing of its objection (“Objection Notice”), including the basis for such objection and the amount of the Claim in controversy (“Disputed Amount”), within five (5) business days of the date upon which the Indemnification Notice is delivered to the Former Stakeholder Representative.

(b)           If the Escrow Agent receives a timely Objection Notice, (i) the Escrow Agent shall promptly distribute to Parent Bank the amount by which the amount of the Claim set forth in the Indemnification Notice exceeds the Disputed Amount, and (ii) Parent Bank and the Former Stakeholders Representative shall cooperate in good faith to resolve the Disputed Amount.  Any Indemnification Matter that is not resolved by Parent Bank and the Former Stakeholder

Representative within thirty (30) days of the date upon which the Objection Notice is delivered to Parent Bank shall be resolved by binding arbitration in accordance with the rules and regulations of the American Arbitration Association.

(c)           Unless the Escrow Agent receives an Objection Notice within five (5) business days of the date upon which the Indemnification Notice is delivered to the Fund, the Escrow Agent shall promptly distribute to Parent Bank the amount of the Claim set forth in such Indemnification Notice.

(d)           The Escrow Agent shall distribute the Escrowed Funds at such time and in such manner as is set forth in (i) any written agreement or written instructions signed by both Parent Bank and the Former Stakeholder Representative and delivered to the Escrow Agent, (ii) the final decision of an arbitrator in connection with the arbitration of an Indemnification Matter in accordance with Section 4(b) of this Agreement, or (iii) the order of any court of competent jurisdiction.

(e)           Immediately upon the later of (i) the date upon which the Regent Litigation is resolved completely by written settlement agreement or judgment, and all appeals have been made, heard and finally decided and/or all applicable time periods for appeals have expired, and (ii) either (A) the date upon which all amounts owed under the Participation Agreement are irrevocably received by Parent Bank or (B) the date that is six (6) months immediately following any revision to the Loan by written agreement between the parties thereto provided that all required payments are made by the borrower during such six (6)-month period (the “Termination Date”), Parent Bank and the Former Stakeholder Representative shall deliver joint written notice to the Escrow Agent of the occurrence of the Termination Date (the “Termination Notice”).  If, upon receipt of the Termination Notice, there are no Indemnification Matters outstanding, then within five (5) business days after receipt of the Termination Notice (the “Payment Date”), the Escrow Agent shall distribute to the Former Stakeholders all remaining Escrowed Funds in accordance with Section 4.10 of the Reorganization Agreement.

(f)            If there are Indemnification Matters outstanding when the Escrow Agent receives the Termination Notice, then (i) on the Payment Date, the Escrow Agent shall distribute to the Former Stakeholders any Escrowed Funds, other than Reserved Funds, in accordance with the Former Stakeholder Representative’s written instructions as provided to the Escrow Agent, (ii) as each such outstanding Indemnification Matter is finally resolved, the Escrow Agent shall distribute to Parent Bank any Escrowed Funds to which Parent Bank is then entitled as a result of such resolved Indemnification Matter in accordance with Parent Bank’s written instructions as provided to the Escrow Agent, and (iii) within five (5) business days after the last of such outstanding Indemnification Matters is resolved and any corresponding distributions to Parent Bank are made, the Escrow Agent shall distribute to the Former Stakeholders any remaining amounts in the Indemnification Escrow in accordance with Section 4.10 of the Reorganization Agreement.

(g)           The Escrowed Funds shall be the sole source of all distributions or other payments made by Escrow Agent under this Agreement.  Notwithstanding anything in this Agreement to the contrary, the Escrow Agent shall not be obligated to make any distributions or other payments under this Agreement to the extent that such distributions or other payments exceed the Escrowed Funds.

5.             Resignation and Removal of Escrow Agent.  The Escrow Agent may resign at any time or be removed by the mutual consent of Parent Bank and the Former Stakeholders upon notice given at least 30 days before the effective date of such resignation or removal; provided that no resignation or removal of the Escrow Agent and no appointment of a successor Escrow Agent shall be effective unless and until the successor Escrow Agent accepts its appointment as Escrow Agent in accordance with this Section 5.  If the Escrow Agent resigns or is removed but Parent Bank and the Former Stakeholder Representative fail to agree upon a successor Escrow Agent within 30 days after they receive notice of such resignation or removal, then Parent Bank shall have the right to appoint a successor Escrow Agent which shall be a commercial bank or trust company having a combined capital and surplus of at least $50,000,000.  Any successor Escrow Agent, whether appointed by the mutual agreement of Parent Bank and the Former Stakeholder Representative or otherwise, shall execute and deliver to the predecessor Escrow Agent an instrument accepting such appointment, and thereupon such successor Escrow Agent shall, without further act, become vested with all the estates, properties, rights, powers and duties of the predecessor Escrow Agent as if originally named herein.

6.             Liability of Escrow Agent; Expenses.  The Escrow Agent shall have no liability or obligation hereunder except for its willful misconduct, bad faith or gross negligence.  The Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or persons purporting to sign the same, and to conform to the provisions of this Agreement.  The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question of the construction of any of the provisions hereof or of the Reorganization Agreement or of its duties hereunder, and shall incur no liability and shall be fully protected in acting in accordance with the opinion or instruction of such counsel.  The fees and expenses of the Escrow Agent charged and incurred in performing its obligations hereunder shall be paid from the Escrowed Funds.  Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which such compensation shall be paid out of the Escrowed Funds.  The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent’s services as contemplated by this Agreement.

7.             Indemnification of Escrow Agent.  Parent Bank and the Former Stakeholders (but only to the extent of the Escrowed Funds), jointly and severally, hereby indemnify and hold harmless Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys fees, which Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct, bad faith or gross negligence of Escrow Agent.

8.             Notices.  All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, or three business days after being sent by registered or certified mail, return receipt requested, in each case postage or delivery charges prepaid.  Notices may also be given by prepaid facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence.  Notices to Parent Bank shall be sent to its address stated on page one of this Agreement to the attention of Daniel J. Doyle, Chief Executive Officer.  Notices to the Former Stakeholders and the Former Stakeholder Representative shall be sent to the Former Stakeholder Representative at the address stated for the Former Stakeholders on page one of this Agreement.  Notices to the Escrow Agent shall be sent to its address stated on page one of this Agreement to the attention of                               .

9.             Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF CALIFORNIA.

10.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

11.           Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.

12.           Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and cannot be changed, modified or terminated except by written amendment.

[Signature page follows]

Witness the due execution and delivery of this Escrow Agreement as of the date first stated above.

ON BEHALF OF
FORMER STAKEHOLDERS:

By:
Name:
Title: Former Stakeholder Representative

PARENT BANK:
CENTRAL VALLEY COMMUNITY BANK

By:
Name:
Title:

ESCROW AGENT:
[ ]

By:
Name:
Title:

EXHIBIT A

[TO BE ATTACHED]